UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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SAILPOINT TECHNOLOGIES HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2019

To Our Stockholders:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of SailPoint Technologies Holdings, Inc. (“SailPoint”) at the offices of Vinson & Elkins L.L.P., 2801 Via Fortuna, Suite 100, Austin, Texas 78746, on May 2, 2019, at 1:00 p.m. Central Time.

The matters expected to be acted upon at the meeting are described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. You are entitled to vote at the Annual Meeting and any adjournments, continuations or postponements of the Annual Meeting only if you were a stockholder as of the close of business on March 5, 2019.

Thank you for being a SailPoint stockholder. We look forward to seeing you at the Annual Meeting.

Sincerely,

Mark McClain

Chief Executive Officer and Director

Your vote is important. Whether or not you can attend the meeting, please read the enclosed proxy statement carefully, and then cast your vote as soon as possible over the Internet, by telephone, or by completing and returning the enclosed proxy card so that your shares are represented at the Annual Meeting. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

11120 FOUR POINTS DRIVE, SUITE 100

AUSTIN, TEXAS 78726

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders of SailPoint Technologies Holdings, Inc. will be held at the offices of Vinson & Elkins L.L.P., 2801 Via Fortuna, Suite 100, Austin, Texas 78746, on May 2, 2019, at 1:00 p.m. Central Time, to consider and vote upon the following proposals:

1.	To elect two Class II directors to hold office until the 2022 annual meeting of stockholders or until their successors are duly elected and qualified;

2.

To ratify the selection by the Audit Committee of our Board of Directors of Grant Thornton LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

3.	To approve, on an advisory basis, the frequency of future advisory votes on executive compensation; and

4.	Such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Only stockholders of record at the close of business on March 5, 2019 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Christopher G. Schmitt

Secretary

Austin, Texas

April 4, 2019

Your vote is important. Whether or not you expect to attend the meeting, please vote over the Internet, by telephone, or by completing and promptly returning the enclosed proxy card so that your shares may be represented at the meeting.

i

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

11120 FOUR POINTS DRIVE, SUITE 100

AUSTIN, TEXAS 78726

PROXY STATEMENT FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 2, 2019

THE MEETING

The Board of Directors (the “Board”) of SailPoint Technologies Holdings, Inc., a Delaware corporation (“SailPoint,” the “Company” or “we”), is soliciting proxies for use at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Vinson & Elkins L.L.P., 2801 Via Fortuna, Suite 100, Austin, Texas 78746, on May 2, 2019, at 1:00 p.m. Central Time. This Proxy Statement and the Annual Report for the year ended December 31, 2018, along with the form of proxy, were first furnished to stockholders on or about April 4, 2019. Electronic copies of this Proxy Statement and the Annual Report for the year ended December 31, 2018 are also available at www.proxydocs.com/SAIL.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on March 5, 2019 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 88,506,903 shares of common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote for each share held as of the Record Date. Holders of our common stock do not have the right to cumulative voting. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority of the outstanding voting power of all shares of our common stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum.

For Proposal No. 1 — Election of Directors, directors will be elected by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors, which means that the two nominees receiving the highest number of “for” votes will be elected. Withheld votes and broker non-votes will have no effect on Proposal No. 1.

Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm requires the affirmative vote of the majority of voting power of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will count the same as votes against Proposal No. 2.

Proposal No. 3 — Advisory Vote on the Frequency of Future Executive Compensation Advisory Votes requires the affirmative vote of the majority of voting power of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will count the same as votes against Proposal No. 3. Because this vote is advisory and non-binding, if none of the frequency options receives a majority of the votes, the choice receiving the greatest number of votes will be considered the frequency recommended by the Company’s stockholders.

Voting Your Shares

If you are a registered holder of our common stock, meaning that you hold our common stock directly (not through a bank, broker or other nominee), you may vote in person at the Annual Meeting, by telephone or electronically through the Internet by following the instructions included on your proxy card, or by completing, dating, signing and promptly returning your proxy card. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained thereon. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” the election of each of the Class II director nominees presented by the Board under Proposal No. 1, as votes “for” Proposal No. 2, and as votes for “1 year” under Proposal No. 3.

If your shares of our common stock are held through a bank, broker or other nominee, you are considered the “beneficial owner” of those shares held in “street name.” You may be able to vote by telephone or electronically through the Internet (i.e., if those options are made available to you by your bank, broker or other nominee) in accordance with the voting instructions provided by that nominee. You may also vote by completing, dating, signing and promptly returning the voting instruction form sent by that nominee. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote in person at the Annual Meeting. If you do not provide voting instructions to your broker in advance of the Annual Meeting, New York Stock Exchange (“NYSE”) rules grant your broker discretionary authority to vote on “routine” proposals. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.” For the Annual Meeting, Proposals No. 1 and No. 3 are not considered “routine” proposals, and therefore, brokers cannot exercise discretionary authority regarding such proposals for beneficial owners who have not returned voting instructions. Proposal No. 2 is considered a “routine” proposal, and therefore, brokers can exercise discretionary authority regarding this proposal for beneficial owners who have not returned voting instructions.

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.

Expenses of Solicitation

The expenses of any solicitation of proxies to be voted at the Annual Meeting will be paid by the Company. Following the original distribution of the proxies and other soliciting materials, the Company and its directors, officers and employees (for no additional compensation) may also solicit proxies in person, by telephone or e-mail. Following the original distribution of the proxies and other soliciting materials, the Company will request that banks, brokers and other nominees forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

Any person who validly submits a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is submitted via telephone or Internet, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. If you are a beneficial owner and wish to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

Delivery of Documents to Stockholders Sharing an Address

Because many stockholders hold shares of our common stock in multiple accounts or share an address with other stockholders, stockholders may receive duplicate mailings of proxy materials. Stockholders may avoid receiving duplicate mailings as follows:

•

Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single set of proxy materials, you may contact Mediant Communications, Inc. (“Mediant”) by telephone at 1-866-648-8133, by Internet at www.investorelections.com/SAIL, or by email at paper@investorelections.com.

•

Beneficial Stockholders. If your shares are not registered in your own name, the bank, broker or other nominee that holds your shares may have asked you to consent to the delivery of a single set of proxy materials if there are other SailPoint stockholders who share an address with you. If you currently receive more than one copy of the proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

If you consent to the delivery of a single set of proxy materials but later decide that you would prefer to receive a separate copy of the proxy materials, as applicable, for each stockholder sharing your address, then please notify Mediant or your nominee, as applicable, and they will promptly deliver the additional proxy materials. If you wish to receive a separate copy of the proxy materials for each stockholder sharing your address in the future, you may also contact Mediant by telephone at 1-866-648-8133, by Internet at www.investorelections.com/SAIL, or by email at paper@investorelections.com.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Board is presently comprised of six members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term. Class I directors consist of Mark D. McClain and Tracey E. Newell; Class II directors consist of Heidi M. Melin and James M. Pflaging; and Class III directors consist of William G. Bock and Michael J. Sullivan.

Class II directors standing for re-election at the Annual Meeting are Ms. Melin and Mr. Pflaging. Class III directors will stand for re-election at the 2020 annual meeting of stockholders, and Class I directors will stand for re-election at the 2021 annual meeting of stockholders.

Each of the nominees for election to Class II is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve for three years and until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Each of the nominees has indicated his or her willingness to serve as a member of the Board, if re-elected. If any of the nominees is unable to serve or will not serve (a contingency which the Board does not expect to occur), the proxies will be voted for a substitute nominee chosen by the Board. In the alternative, the stockholders may vote for just the remaining nominees, leaving a vacancy that may be filled at a later date by the Board, or the Board may reduce the size of the Board. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the two nominees named in this Proxy Statement.

The names of the nominees for election as Class II directors at the Annual Meeting and of the incumbent Class I and Class III directors, and certain information about them, including their ages as of the Record Date, are included below.

Name	Class	Age	Position	Year Appointed	Term Expiration	Expiration of Term for which Nominated
Director Nominees
Heidi M. Melin	II	53	Director	2019	2019	2022
James M. Pflaging	II	57	Director	2017	2019	2022
Continuing Directors
Mark D. McClain	I	56	Chief Executive Officer and Director	2017	2021	—
Tracey E. Newell	I	52	Director	2019	2021	—
William G. Bock	III	68	Chairman of the Board	2017	2020	—
Michael J. Sullivan	III	54	Director	2017	2020	—

Seth Boro served as a member of our Compensation Committee until his resignation from the Compensation Committee in September 2018 and served as a director until our 2018 annual meeting of stockholders, where he did not stand for re-election. Marcel Bernard served as the Chairman of the Board and a member of our Nominating and Corporate Governance Committee until his resignation in September 2018. Kenneth (Chip) J. Virnig, II served as a member of our Audit Committee until his resignation from the Audit Committee in November 2018 and served as a director and as a member of our Compensation Committee and our Cybersecurity Committee until his resignation from the Board, the Compensation Committee and the Cybersecurity Committee in March 2019.

Nominees for Election as Class II Directors

Heidi M. Melin is currently the Chief Marketing Officer of Workfront Inc., a cloud-based company that develops enterprise work management software. From June 2013 to January 2018, Ms. Melin served as the Chief Marketing Officer of Plex Systems, Inc., a cloud Enterprise Resource Planning (“ERP”) technology company that delivers plant floor-focused ERP to manufacturers. From May 2012 through March 2013, Ms. Melin served as Senior Vice President and Chief Marketing Officer at Eloqua, Inc., a provider of innovative marketing automation and revenue performance management solutions that was later acquired by Oracle Corporation. She served as Executive Vice President and Chief Marketing Officer at Taleo Corporation, a cloud-based talent management platform, from May 2011 to April 2012. From September 2007 through February 2011, Ms. Melin served as Senior Vice President and Chief Marketing Officer at Polycom, Inc., a global leader in voice and video collaboration solutions. From June 2005 through June 2007, Ms. Melin was the Chief Marketing Officer at Hyperion Solutions

Corporation. She also previously served on the board of directors and the human resources committee of Accelrys, Inc., a public reporting company prior to its acquisition by Dassault Systèmes SA, from July 2013 to April 2014. Ms. Melin holds a bachelor’s degree in political science and organizational psychology from Willamette University. The Board believes that Ms. Melin’s extensive marketing and industry experience as well as her prior board experience qualify her to serve as a director.

James M. Pflaging is the sole Managing Partner at Cynergy Partners Inc., a cybersecurity advisory firm he founded in March 2018, where he works closely with technology companies and investors to identify, acquire, and build companies and advises boards of directors and executives on assessing risk and improving their cyber governance. Currently, he serves on the board of directors of several private technology companies. Prior to founding Cynergy Partners, from January 2012 until March 2018, Mr. Pflaging was employed by The Chertoff Group, a security advisory firm that provides risk management, business strategy and merger and acquisition advisory services. While employed by The Chertoff Group, from April 2014 until March 2018, Mr. Pflaging was a Principal, a member of its Operating Committee and responsible for its strategy practice, and, beginning in 2017, he assumed leadership for its technology vertical. Mr. Pflaging has over 30 years of Silicon Valley experience, including 15 years as CEO of cybersecurity and data management companies. Mr. Pflaging received a B.S. in Commerce with dual concentrations in Finance and Marketing from the University of Virginia. The Board believes that Mr. Pflaging’s management and extensive industry experience qualify him to serve as a director.

Continuing Directors

William G. Bock serves on the board of directors of Silicon Laboratories Inc. (NASDAQ: SLAB) (“Silicon Labs”), a provider of silicon, software and solutions for the Internet of Things, internet infrastructure, industrial, consumer and automotive markets since 2011. In addition, he currently serves on the board of directors of SolarWinds (NYSE: SWI). From 2013 until his retirement in 2016, Mr. Bock served as the President of Silicon Labs. He also served Silicon Labs as Senior Vice President of Finance and Administration and Chief Financial Officer from 2006 to 2011. Prior to joining Silicon Labs, Mr. Bock participated in the venture capital industry, principally as a partner with CenterPoint Ventures, and previously held senior executive positions with various venture-backed companies. Mr. Bock began his career with Texas Instruments (NASDAQ: TXN). Mr. Bock holds a B.S. in Computer Science from Iowa State University and an M.S. in Industrial Administration from Carnegie Mellon University. The Board believes that Mr. Bock’s extensive financial and industry experience as well as his prior board experience qualify him to serve as a director.

Mark D. McClain co-founded SailPoint in December 2005 and has served as our Chief Executive Officer and on the Board since that time. He has almost 20 years of experience developing and leading innovative technology companies that have operated in the identity management market. In 2000, he founded Waveset Technologies, a pioneer in the identity management market. Following the acquisition of Waveset by Sun Microsystems in 2003, Mr. McClain served as Vice President of Software Marketing for Sun. His career also includes experience in international sales and marketing with HP (NYSE: HPQ) and IBM Tivoli Systems. Mr. McClain holds a B.A. in Economics from Point Loma Nazarene University and an M.B.A. from the University of California, Los Angeles. The Board believes that Mr. McClain’s industry expertise and his daily insight into corporate matters as our Chief Executive Officer qualify him to serve as a director.

Tracey E. Newell currently serves as President of Informatica LLC’s Global Field Operations and is responsible for worldwide field sales, alliances, channels and sales operations, and customer success. Prior to joining Informatica, Ms. Newell was Executive Vice President of global field operations at Proofpoint. Ms. Newell also served as a member of the Informatica board of directors from June 2016 to June 2018. Before Proofpoint, Ms. Newell was Executive Vice President, Global Sales at Polycom. She has also held sales leadership positions at Juniper Networks and at Cisco WebEx. Ms. Newell received her bachelor’s degree in business economics from the University of California, Santa Barbara. The Board believes that Ms. Newell’s management and extensive industry experience as well as her prior board experience qualify her to serve as a director.

Michael J. Sullivan served as the Chief Financial Officer at Ping Identity, an identity security company, from March 2013 until December 2016, and his tenure there culminated in the successful sale of Ping Identity to Vista Equity Partners. Prior to that, Mr. Sullivan served on the boards and chaired the audit committees of two private equity-backed portfolio companies: Vertafore (a SaaS company), from April 2011 until December 2013, and SNL Financial (a business information services company), from December 2011 until April 2014. Prior to that, Mr. Sullivan spent 12 years as the Executive Vice President and Chief Financial Officer of IHS Inc. (now IHS Markit Ltd.), a business information services company (NASDAQ: INFO, formerly NYSE: IHS), which he helped take public and also worked closely with the audit committee of its board of directors. Prior to that, Mr. Sullivan spent three years with the Coors Brewing Company (NYSE: TAP), a consumer packaged goods company, directing the corporate accounting function and leading corporate planning and analysis efforts. He began his career with Price Waterhouse, LLP in New York and Denver, managing the firm’s participation in more than 30 domestic and international mergers and acquisitions, working with a variety of financial and strategic buyers. Mr. Sullivan also served in Price Waterhouse’s audit practice, managing financial audits and audit committee representation for both public and private companies. Mr. Sullivan received a B.A. in Business Administration and Accounting from the University of Iowa. The Board believes that Mr. Sullivan’s extensive management, financial and industry experience as well as his prior board and audit committee experience qualify him to serve as a director.

Vote Required

The nominees who receive the greatest number of “FOR” votes will be elected as Class II directors. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the election of directors.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then “FOR” the election of the nominees named in this Proposal No. 1.

The Board recommends a vote “FOR” the election of each of the director nominees.

CORPORATE GOVERNANCE

Certain Sponsor Rights

Our prior equity sponsor, Thoma Bravo, LLC (“Thoma Bravo”), historically made significant equity investments in us. As of December 31, 2018, however, Thoma Bravo no longer beneficially owned any shares of our common stock. During 2018, Messrs. Bernard, Boro and Virnig each served on our Board as nominees of Thoma Bravo, and Mr. Bernard served as Chairman of the Board until his resignation from the Board in September 2018. Mr. Virnig also served on our Board and certain committees thereof for part of fiscal year 2019 until his resignation from the Board and such committees in March 2019.

Our charter provided certain board nomination rights to Thoma Bravo based on its beneficial ownership of our common stock. Given that Thoma Bravo owns less than 5% of our outstanding common stock, Thoma Bravo no longer has board nomination rights.

Composition of the Board

In accordance with our charter and bylaws, the Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. Our charter provides that the authorized number of directors will be fixed by the affirmative vote of the directors then in office, and newly created directorships and vacancies may be filled by the Board.

Director Independence

The Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, the Board has determined that none of our directors (other than Mr. McClain) have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of our directors (other than Mr. McClain) is “independent” as that term is defined under the listing standards of the NYSE. In addition, the Board previously determined that each of Messrs. Bernard, Boro and Virnig had no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and was “independent” as that term is defined under the listing standards of the NYSE during the time he served on the Board. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances the Board deemed relevant in determining their independence and eligibility to serve on the committees of the Board, including the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Leadership Structure of the Board of Directors

The offices of Chairman of the Board and Chief Executive Officer are presently separated. Our bylaws and corporate governance guidelines, which do not require the separation of our Chairman of the Board and Chief Executive Officer positions, allow the Board to determine the board leadership structure that is appropriate for us at any given point in time, taking into account the dynamic demands of our business, our senior executive personnel and other factors.

The Board believes that the separation of the Chairman of the Board and Chief Executive Officer roles currently provides the most efficient and effective leadership model for the Company as it encourages free and open dialogue regarding competing views and provides for strong checks and balances. Specifically, the balance of powers among our Chief Executive Officer and Chairman of the Board facilitates the active participation of our independent directors and enables our Board to provide more effective oversight of management.

Pursuant to our corporate governance guidelines, if the offices of Chairman of the Board and Chief Executive Officer are combined, the Board shall have a lead director (the “Lead Director”) designated by the independent directors to provide, in conjunction with the Chairman of the Board and Chief Executive Officer, leadership and guidance to the Board. The Lead Director would serve as a liaison between the Chairman of the Board and the independent directors and preside at all meetings of the Board at which the Chairman of the Board is not present, unless the other directors determine otherwise. Additionally, the Lead Director would coordinate the nature, quality, quantity and timeliness of, and have the authority to approve, information sent to the Board in advance of meetings, would also have the authority to approve the agendas for meetings and would have such other responsibilities as are described in our corporate governance guidelines and as designated from time to time by the Board.

Communications by Stockholders and Other Interested Parties with the Board

Stockholders and other interested parties may contact any individual director, the Lead Director (if any), the Chairman of the Board, the Board as a group, or a committee or subset of the Board by sending mail to: Board of Directors, SailPoint Technologies Holdings, Inc., 11120 Four Points Drive, Suite 100, Austin, Texas 78726, Attention: Corporate Secretary; by e-mail at investor@sailpoint.com; or by telephone at (512) 664-8916.

All such concerns will be forwarded to the appropriate director or directors for review and will be simultaneously reviewed and addressed by the Company’s General Counsel. The status of all outstanding concerns will be reported to the Board on a quarterly basis. The Board or the Audit Committee may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. The Company will not take any adverse action, and will not tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, Company policy or the Company’s code of business conduct and ethics.

Board Committees

The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Cybersecurity Committee. The composition, duties and responsibilities of each of these committees are described below. Each of these committees reports to the Board as provided in the applicable committee charter, as they deem appropriate and as the Board may request. The Board may establish such other committees as it deems appropriate from time to time.

The following table provides information on the Board’s current committee memberships.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Cybersecurity Committee
William G. Bock	X	Chair	Chair
Heidi M. Melin		X		X
Tracey E. Newell		X	X
James M. Pflaging	X		X	Chair
Michael J. Sullivan	Chair			X

Our corporate governance guidelines, along with our code of business conduct and ethics and the charters for our Audit, Compensation, Nominating and Corporate Governance and Cybersecurity Committees, are available on our website at investors.sailpoint.com/leadership-and-governance/governance-documents. Stockholders may also obtain copies of these documents upon written request to SailPoint Technologies Holdings, Inc., Attn: Investor Relations, 11120 Four Points Drive, Suite 100, Austin, Texas 78726 or by e-mail to investor@sailpoint.com.

Audit Committee

Each member of the Audit Committee is financially literate as required by the NYSE listing standards. In addition, the Board has determined that Messrs. Bock, Pflaging and Sullivan qualify as “audit committee financial experts” within the meaning of Item 407(d) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Board has also determined that Messrs. Bock, Pflaging and Sullivan meet the additional independence standards of the NYSE and the Securities Exchange Commission (the “SEC”) applicable to members of audit committees. Mr. Virnig served on the Audit Committee until November 2018, and the Board determined that he did not meet the additional independence standards of the NYSE and SEC applicable to members of audit committees due to his affiliation with Thoma Bravo. Mr. Virnig served on the Audit Committee under the applicable phase-in provisions of the NYSE listing rules relating to audit committee composition applicable to new public companies but was replaced by Mr. Bock prior to termination of the phase-in period.

The Audit Committee, which operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE, is, among other things, responsible for:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions; and

•

approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Compensation Committee

The Board has determined that each member of the Compensation Committee meets the additional independence standards of the NYSE and SEC applicable to members of compensation committees. The Board previously determined that Messrs. Boro and Virnig met the additional independence standards of the NYSE and SEC applicable to members of compensation committees during the time they served on the Compensation Committee.

The Compensation Committee, which operates under a written charter, is, among other things, responsible for:

•	reviewing and approving the goals and objectives relating to the compensation of our executive officers, including any long-term incentive components of our compensation programs;

•	evaluating the performance of our executive officers in light of the goals and objectives of our compensation programs and determining each executive officer’s compensation based on such evaluation;

•	assessing and advising the board of directors regarding succession planning for the CEO, and consulting with the CEO on succession planning for our executive officers;

•	reviewing the operation and efficacy of our executive compensation programs in light of their goals and objectives;

•	reviewing and assessing risks arising from our compensation programs;

•	reviewing and recommending to the board of directors the appropriate structure and amount of compensation for our directors;

•	reviewing and approving, subject, if applicable, to stockholder approval, material changes in our employee benefit plans; and

•	establishing and periodically reviewing policies for the administration of our equity compensation plans.

The Compensation Committee has complete authority to retain and terminate outside counsel, compensation consultants, or other experts or consultants, as it deems appropriate, including complete authority to approve their fees and other retention terms. However, the Compensation Committee may only select such outside counsel, compensation consultants, or other experts or consultants after taking into consideration all factors relevant to that entity or person’s independence from management, including the factors enumerated in the applicable exchange rules.

The Compensation Committee has retained Compensia, Inc. (“Compensia”) to provide independent compensation consulting support. Compensia has provided market information on compensation trends and practices and makes compensation recommendations based on competitive data of a peer group of companies. Compensia is also available to perform special projects at the Compensation Committee’s request. Compensia provides analyses and recommendations that inform the Compensation Committee’s decisions but does not decide or approve any compensation actions. As needed, the Compensation Committee also consults with Compensia on other compensation-related matters, which for fiscal year 2018 included guidance on executive and board of director stock ownership guidelines. Compensia reports exclusively to the Compensation Committee and does not provide any additional services to the Company. The Compensation Committee has assessed the independence of Compensia pursuant to applicable SEC and NYSE rules and concluded that Compensia’s work for the Compensation Committee does not raise any conflict of interest.

The Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee. The Compensation Committee may delegate to one or more executive officers the authority to make grants of equity-based compensation to eligible individuals who are not executive officers and to administer the Company’s equity-based compensation plans. Any executive officer to whom the Compensation Committee grants such authority must regularly report to the Compensation Committee grants so made and the Compensation Committee may revoke any delegation of authority at any time.

Nominating and Corporate Governance Committee

The Board has determined that each member of the Nominating and Corporate Governance Committee meets the additional independence standards of the NYSE. The Board previously determined that Mr. Bernard was independent under the applicable rules of the NYSE during the time he served on the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee, which operates under a written charter, is, among other things, responsible for:

•	identifying, evaluating and recommending qualified nominees to serve on the Board;

•	considering and making recommendations to the Board regarding the composition of the committees of the Board;

•	instituting plans or programs for the continuing education of the Board and orientation of new directors;

•	developing and making recommendations to the Board regarding corporate governance guidelines and matters; and

•	overseeing periodic evaluations of the Board’s performance, including committees of the Board and management.

Cybersecurity Committee

The Cybersecurity Committee, which operates under a written charter, is, among other things, responsible for reviewing and advising on the following matters:

•	the effectiveness of our cybersecurity programs and our practices for identifying, assessing and mitigating cybersecurity risks across our products, services and business operations;

•	our controls, policies and guidelines to prevent, detect and respond to cyber attacks or data breaches involving our products, services and business operations;

•	our security strategy and technology planning processes;

•	the safeguards used to protect the confidentiality, integrity, availability and resiliency of our products, services and business operations;

•	our cyber crisis preparedness, security breach and incident response plans, communication plans, and disaster recovery and business continuity capabilities;

•	our compliance with applicable information security and data protection laws and industry standards; and

•	our cybersecurity budget, investments, training and staffing levels to ensure they are sufficient to sustain and advance successful cybersecurity and industry compliance programs.

Risk Oversight

The Board is responsible for overseeing our risk management process. The Board focuses on our general risk management strategy and the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

The Board does not have a standing risk management committee, but rather we administer this oversight function directly through the Board as a whole. In particular, the Board is responsible for monitoring and assessing strategic risk exposure. Such responsibility is facilitated in part by the Audit Committee, which receives reports from management, the internal audit team, and the Company’s independent registered public accounting firm, the Compensation Committee, which assesses and monitors whether any of our compensation policies and programs have the potential to encourage unnecessary risk-taking, the Nominating and Corporate Governance Committee, which monitors the effectiveness of our corporate governance guidelines, and the Cybersecurity Committee, which oversees our policies, plans and programs relating to cybersecurity and data protection risks associated with our products, services and business operations.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance or reporting levels.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website at investors.sailpoint.com/leadership-and-governance/governance-documents. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of the code.

Director Recommendations

Director Qualification Standards and Selection Criteria

The Nominating and Corporate Governance Committee, in recommending director candidates, and the Board, in nominating director candidates, will evaluate candidates in accordance with the qualification standards set forth in our corporate governance guidelines. Pursuant to our corporate governance guidelines, directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders. They also should be intelligent, inquisitive and objective in thought and have practical wisdom and mature judgment and a willingness to gain an understanding of the Company, its competitive position in its industry and its business strategy. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serving on the Board for an extended period of time. Along with the selection criteria described above, some of the other qualifications that the Nominating and Corporate Governance Committee considers include, without limitation, independence, diversity, skills, education, expertise, business acumen, length of service, understanding of the Company and industry and other commitments. While we do not have a formal diversity policy for directors, the Nominating and Corporate Governance Committee generally considers the diversity of director candidates in terms of knowledge, gender, experience, background, skills, expertise and other demographic factors.

Stockholder Nominations

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, but it has no obligation to recommend such candidates. A stockholder that wants to recommend a candidate for election to the Board should send a recommendation in writing to SailPoint Technologies Holdings, Inc., c/o Corporate Secretary, 11120 Four Points Drive, Suite 100, Austin, Texas 78726. Such recommendation should describe the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director.

Stockholders may also nominate directors at an annual meeting by adhering to the advance notice procedure described under “Submission of Stockholder Proposals” elsewhere in this Proxy Statement.

Director Search Process

In 2018, the Nominating and Corporate Governance Committee retained Heidrick & Struggles International, Inc. (“Heidrick & Struggles”), an independent third-party executive search firm, to conduct a director search. Heidrick & Struggles identified candidates and provided background information and assessments of qualifications on potential candidates, including Mses. Melin and Newell. The Nominating and Corporate Governance Committee then reviewed the results of Heidrick & Struggles’ evaluation and screening, discussed potential nominees, and recommended the nomination of Mses. Melin and Newell to the Board. The Board met, discussed and approved the Nominating and Corporate Governance Committee’s recommendations.

Compensation Committee Interlocks and Insider Participation

During the 2018 fiscal year, the Compensation Committee included Messrs. Bock and Virnig, as well as Mr. Boro until his resignation in September 2018. None of the members of the Compensation Committee is an officer or employee of the Company, nor have they ever been an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or Compensation Committee.

During the time that Mr. Boro served on the Compensation Committee, he was also a Managing Partner at Thoma Bravo. In 2018, we engaged in ordinary sales transactions of $509,180 and ordinary purchase transactions of $134,204 with entities affiliated with Thoma Bravo.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board and Annual Meetings

The Board meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring their approval. It also holds special meetings when important matters require action between regularly scheduled meetings. During fiscal year 2018, the Board held six meetings. The Audit Committee held seven meetings, the Compensation Committee held six meetings, the Nominating and Corporate Governance Committee held two meetings, and the Cybersecurity Committee held two meetings in fiscal year 2018. Each director attended at least 75% of the aggregate number of meetings held by the Board and the committees of the Board for the period for which such director served on the Board or committee(s), if applicable, during fiscal year 2018.

The Board regularly holds executive sessions of the independent directors. If independent, the Chairman of the Board presides over such executive sessions. If the Chairman of the Board is not independent, the Lead Director presides over such executive sessions. Such executive sessions do not include employee directors or directors who do not qualify as independent under NYSE and SEC rules.

The Company’s directors are encouraged to attend our Annual Meeting, but we do not currently have a policy relating to directors’ attendance at these meetings. Each then-current member of the Board attended the annual meeting of stockholders in 2018, with the exceptions of Messrs. Boro and Virnig.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board (the “Audit Committee”) has selected Grant Thornton LLP (“Grant Thornton”) to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, and recommends that the stockholders vote for ratification of such appointment. Grant Thornton has been engaged as our independent registered public accounting firm since 2010. As a matter of good corporate governance, the Audit Committee has requested the Board to submit the selection of Grant Thornton as the Company’s independent registered public accounting firm for fiscal year 2019 to the Company’s stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We expect representatives of Grant Thornton to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees billed for various professional services rendered by Grant Thornton:

	2018	2017
Audit Fees (1)	$2,909,088	$1,816,240
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

Total Fees	$2,909,088	$1,816,240

(1)	Consists of fees for the annual audit and quarterly reviews, SEC registration statements, accounting and financial reporting consultations.

Pre-Approval Policy

The charter of the Audit Committee requires that the Audit Committee review the estimated fees of Grant Thornton’s audit, audit-related, tax and other permitted non-audit services and requires that the Audit Committee, or a member thereof with designated authority, pre-approve any services provided to the Company by Grant Thornton. All of the services listed in the above table for fiscal year 2018 were approved in accordance with the charter and policies of the Audit Committee.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of voting power of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will count the same as votes against this Proposal No. 2.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then “FOR” the ratification of the appointment of Grant Thornton LLP in this Proposal No. 2.

The Board recommends a vote “FOR”

the ratification of the appointment of Grant Thornton LLP.

PROPOSAL NO. 3 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) also requires the Company to submit for a vote a proposal as to whether to have the advisory vote on executive compensation on the agenda for future annual meetings of stockholders every one, two or three years.

The Board recognizes the importance of receiving regular input from the Company’s stockholders on important issues such as the Company’s executive compensation program. Additionally, the Board is aware that many influential commentators in the area of corporate governance recommend that the advisory vote on executive compensation be held every year. Therefore, the Board recommends that the advisory stockholder vote on executive compensation be held every year.

While the Board recommends that the advisory vote on executive compensation be held every year, the proxy card provides you the ability to vote to approve holding the vote every one, two or three years, or to abstain from voting. This vote is advisory and is not binding on the Company or the Board in any way. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of the Company’s stockholders, and will take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

Vote Required

You may vote for any of the three alternatives, every one, two or three years, or abstain from voting. Approval of this proposal requires the affirmative vote of a majority of voting power of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will count the same as votes against this Proposal No. 3. Because this vote is advisory and non-binding, if none of the frequency options receives a majority of the votes, the choice receiving the greatest number of votes will be considered the frequency recommended by the Company’s stockholders.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then for the option of every “1 YEAR” as the preferred frequency for advisory votes on executive compensation.

The Board recommends a vote for the option of “1 YEAR”

as the preferred frequency for advisory votes on executive compensation.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers.

Name	Age	Position
Mark McClain	56	Chief Executive Officer and Director
Cam McMartin	62	Chief Financial Officer
Howard Greenfield	54	Chief Revenue Officer
Juliette Rizkallah	52	Chief Marketing Officer
Andrew Kahl	48	Chief Customer Officer

The narrative disclosure below provides information about the business experience of certain of our executive officers. See “Proposal 1: Election of Directors — Continuing Directors” for such information about Mr. McClain.

Cam McMartin has served as our Chief Financial Officer since 2011. Mr. McMartin formerly served as Managing Director and Chief Financial Officer for CenterPoint Ventures, a $425 million venture capital group. Before CenterPoint, Mr. McMartin held senior financial management positions with a number of corporations, including Chief Financial Officer at Convex Computer (NYSE: CNX) and Senior VP, Operations at Dazel. Mr. McMartin holds a B.A. in Business Administration from Trinity University and an M.B.A. from the University of Michigan.

Howard Greenfield has served as our Chief Revenue Officer since October 2017 and previously served as our Senior Vice President of Worldwide Sales from July 2014 until October 2017. From 2011 to June 2014, Mr. Greenfield served as Vice President of Worldwide Mobility Sales for Zenprise (acquired by Citrix Systems). His career also includes experience in executive sales leadership roles with Mercury Interactive (acquired by HP), Wanova (acquired by VMware) and Witness Systems (acquired by Verint Systems). Mr. Greenfield holds a B.A. in Finance from Florida Atlantic University.

Juliette Rizkallah has served as our Chief Marketing Officer since August 2015. Ms. Rizkallah formerly served as Vice President of Global Marketing at Check Point Software Technologies from March 2008 until June 2015. Prior to Check Point Software Technologies, Ms. Rizkallah held executive positions with a number of corporations, including Oracle Corporation, CA Technologies and SAP SE. Ms. Rizkallah holds a B.A. from Ecole Superieure de Commerce de Paris (E.S.C.P.) in Paris, France and an M.B.A. from Harvard Business School.

Andrew Kahl has served as our Chief Customer Officer since January 2019. From August 2017 to October 2018, Mr. Kahl served as Senior Vice President Global Services & Support at Juniper Networks (NYSE: JNPR). From March 2014 to August 2017, he served as Vice President Global Service Delivery Customer Success at NetApp, Inc. (NASDAQ: NTAP). Prior to NetApp, Inc., Mr. Kahl co-founded and led CREDANT Technologies for 12 years before it was acquired by Dell Technologies. Mr. Kahl holds a B.A. in Economics and History from Northern Illinois University and an M.B.A. from the University of Notre Dame’s Mendoza College of Business.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides a discussion of the compensation philosophy and objectives underlying our executive compensation program and how we evaluated and set executive compensation for fiscal year 2018. This CD&A is intended to provide qualitative information concerning how 2018 compensation was earned and awarded to our named executive officers. Further, it identifies the most significant factors relevant to our 2018 executive compensation decisions and gives context to the data presented in the compensation tables included below in this Proxy Statement.

The term “executive officers” means our senior executives who are each listed above as an executive officer. The term “Named Executive Officers” means the executive officers identified in the table below, each of whom were considered “executive officers” as of December 31, 2018.

Named Executive Officer	Title
Mark McClain	Chief Executive Officer
Cam McMartin	Chief Financial Officer
Howard Greenfield	Chief Revenue Officer

Executive Summary

This CD&A executive summary describes key features of our executive compensation program and summarizes the 2018 cash and equity incentive compensation and other benefits received by our Named Executive Officers. Please read the complete CD&A and remaining compensation sections for further details regarding the matters summarized below.

Executive Compensation Program Overview

Our executive compensation program is designed to attract and retain highly competent, motivated executives and reward them for superior performance, consistent with creating long-term stockholder value. It consists of a mix of three primary components, described below, which we believe appropriately rewards our executive officers for their overall contribution to company performance, contains a substantial portion of at-risk, performance-based compensation, incorporates our financial and operational results and aligns our executives’ interests with those of our stockholders with the ultimate objective of increasing long-term stockholder value.

The three primary components of our executive compensation program are:

Primary Compensation Components	Overview
Base Salary	Competitive base salaries are established at a level necessary to retain the individual executive’s services, and to reward and motivate individual performance.

Annual Cash Incentive	An annual cash incentive award serves to focus our executives on achievement of pre-established annual financial targets. The ultimate payment amount is based on a combination of non-GAAP operating income and new bookings (as described below) for our Named Executive Officers other than Mr. Greenfield. Mr. Greenfield’s annual cash incentive is based solely upon new bookings.

Long-Term Equity Incentive	A long-term incentive plan and stock ownership guidelines serve to align our executives with longer term performance achievement and stockholder returns over time. The long-term incentive approach currently consists of a combination of restricted stock units (“RSUs”) and stock options vesting over time. Ownership and holding requirements are based on a designated multiple of each executive’s base salary.

Compensation Program Design and Governance Policies

In addition to our three primary components of executive compensation, our executive compensation program includes other features that we believe are consistent with strong governance practices, including:

What We Do

•	Simple and Transparent Compensation Program: Maintain a simple and transparent executive compensation program that is understandable both to stockholders and employees and that is not overly complex or subject to constantly changing features

•	Rigorous Target Setting: Rigorous performance targets for non-GAAP Operating Income and new bookings

•	Balanced Mix of Compensation: Balance of short-term performance-based cash compensation and long-term equity awards

•	Independent Compensation Consultant: Engagement by the Compensation Committee of an independent compensation consultant to assist with the Compensation Committee’s regular review of our executive compensation program
•	Significant At-Risk, Variable Compensation Aligned with Performance: A significant percentage of annual compensation is at-risk, variable and performance-based

•	Multi-Year Equity Vesting: Four-year vesting for all executive equity awards

•	Balanced Mix of Equity Awards: Named Executive Officers are granted a mix of stock options and RSUs vesting over time

•	Stock Ownership Guidelines: Executive stock ownership guidelines and holding requirements

What We Do Not Do

•	No Gross-Ups: No tax gross-ups upon a change in control

•	No Repricing Options: We have never repriced stock options and will not reprice stock options without stockholder approval

•	No Hedging or Pledging Stock: Insider Trading Policy that prohibits, among other things, hedging and pledging transactions relating to our stock

•	No Perquisites: We do not offer any supplemental executive perquisites

•	No Dividends Paid on Unvested Equity: No prospective payment of dividends on unvested equity awards

2018 Executive Compensation Highlights

•

Significant Percentage of At-Risk, Variable Performance Based Compensation — As shown in the chart below, targeted direct compensation for our CEO was 79% at-risk and performance-based, while targeted direct compensation for our other Named Executive Officers was 70% at-risk and performance-based. These percentages include both targeted annual incentives for 2018 as well as the grant date value of the equity awards granted to our Named Executive Officers in 2017 (but not including the value associated with modifications made to awards in connection with our initial public offering).

•

Significant Percentage of Long Term Incentive Compensation — As shown in the chart below, equity based compensation for our CEO attributable to 2018 service was 63% of total direct compensation, while equity based compensation for our other Named Executive Officers was 48% of total direct compensation. These charts attribute equity awards granted late in 2017 in connection with our initial public offering as compensation for services in both 2017 and 2018. Because equity awards were granted late in 2017 in connection with our initial public offering, no additional equity awards were granted in 2018. The full grant date value of the 2017 equity awards is included (but the value associated with modifications made to awards in connection with our initial public offering is not included).

•

Establishment of Peer Group — As described in greater detail below, our Compensation Committee engaged Compensia to review our executive compensation practices and make recommendations with respect to 2018 compensation.

2018 Direct Compensation Components — CEO	2018 Direct Compensation Components — Average of Other NEOs

2019 Executive Compensation Program Changes

In 2018 and early 2019 as part of its annual process, the Compensation Committee reviewed our executive compensation program to ensure it continues to achieve the goals of the program and remains competitive. Based on its review, the Compensation Committee did not make any material changes to the 2019 executive compensation program. However certain changes, discussed below, were made to the peer group to be used to inform 2019 compensation.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to reward our executive officers for their overall contribution to company performance, including the achievement of specific annual goals. The executive compensation program also seeks to align executive officers’ interest with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing long-term stockholder value. Specifically, the program is designed to:

•	Retain and attract a highly competent, motivated team of employees appropriately aligned with the long-term interests of our stockholders;

•	Encourage behavior that will enhance both current year performance and long-term growth of stockholder value;

•	Provide as part of our total compensation base salary, the opportunity for a cash incentive and the opportunity for a mix of stock options and RSUs with four-year vesting schedules;

•	Require achievement of minimum performance thresholds prior to any cash incentive compensation being earned;

•	Provide competitive programs of health, welfare and retirement benefits to all employees on an equivalent basis; and

•	Make equity ownership and retention guidelines for executives and directors a key component to ensure alignment with long-term stockholder interests.

Setting Executive Compensation for 2018 and Establishing Our 2018 Peer Group

The Compensation Committee engaged Compensia as its independent compensation consultant in connection with and following our initial public offering in 2017 to conduct a review of the company’s executive officer compensation program and assist the Compensation Committee in determining whether any elements or amounts of the existing compensation program should be modified.

In October and November of 2017, the Compensation Committee reviewed data prepared by Compensia regarding an appropriate peer group for SailPoint and certain proposed changes to our executive compensation program. Compensia compared direct cash compensation (that is, base salary and annual incentive bonus) of Messrs. McClain and McMartin to the direct cash compensation paid to similarly situated executives of our peer group. In addition, Compensia recommended we make certain changes to our equity compensation program.

Compensia’s review revealed that the direct cash compensation to Messrs. McClain and McMartin was significantly below the 50th percentile of our peer group. The Compensation Committee does not intend to target executive compensation to the 50th percentile of our peer group, however, understanding the compensation of the companies with which we compete for talent is instructive in setting the compensation of our executives. Compensia also recommended that we revise our practice of granting 100% stock options to a mixture of stock options and RSUs. With respect to senior officers (including our Named Executive Officers) the mixture is 50% stock options and 50% RSUs (based on value rather than number of shares). For other employees the relative mixture is either 25% stock options and 75% RSUs or 100% RSUs.

For our Named Executive Officers, a targeted dollar amount is established and 50% of that dollar amount is divided by the 30-trading-day average closing stock price on a specified date to determine the number of RSUs to be granted. The number of stock options granted is twice the number of RSUs. A significant portion of the aggregate equity award to our Named Executive Officers is stock options because the Compensation Committee views stock options as inherently performance based due to the fact that stock options will only have value to employees to the extent our stock price increases.

Following their engagement, Compensia proposed a peer group for use in the comparisons discussed above. The Compensation Committee reviewed and evaluated the proposed peer group in adopting a peer group consisting of the following 18 companies in our industry with comparable revenues and market capitalization:

Peer Group Used for Determining 2018 Compensation

• Benefitfocus	• Okta
• BlackLine	• Paylocity Holding
• Ellie Mae	• Proofpoint
• Five9	• Q2 Holdings
• Gigamon	• Qualys
• HubSpot	• Rapid 7
• Imperva	• SPS Commerce
• LogMeIn	• Varonis Systems
• New Relic	• Zendesk

In November 2018, the Compensation Committee reviewed the peer group used for 2018 compensation decisions and made certain changes effective for compensation decisions made in 2019. Gigamon and LogMeIn were removed and replaced with 8 x 8 and Apptio. Gigamon was removed because it was acquired during 2018 and revenues for LogMeIn were above the target range deemed to be comparable to our revenues.

Key Elements of Our 2018 Executive Compensation Program

The following table highlights the key elements of our 2018 executive compensation program and the primary purpose of each element. Each element set forth in the table below is discussed in further detail in this CD&A.

Element	Objectives and Basis	Key Features
Base Salary	• Competitive base salaries are established at a level necessary to retain the individual executive’s services, and to reward and motivate individual performance.	• Varies by executive based upon individual skills, experience, responsibilities of the position, performance and other factors.
Annual Cash Incentive

•  Focus our executives on achievement of pre-established annual financial targets.

•  Align executive officers’ interests with those of our stockholders by promoting strong annual results.

•  Retain executive officers by providing competitive compensation.

• Cash incentive based on achievement of non-GAAP operating income and new bookings targets. • Actual payout can vary from 0% to 150% of the target amount.
Long-Term Equity Incentive

•  Link a significant portion of each executive officer’s compensation to longer term performance achievement and stockholder returns.

•  Provide ownership opportunities which promote retention and enable us to attract and motivate our executive officers.

•  Retain executive officers through multi-year vesting of equity grants.

•  Utilizes RSUs and stock options at a ratio of 2 stock options for each RSU granted.

•  RSUs vest in annual installments over a four-year period of continued service. Stock options vest 25% after one year and then 1/48 per month for the following 36 months.

The Compensation Committee has the discretion to provide for discretionary bonuses to the extent individual performance would warrant additional amounts.

Base Salary

Each Named Executive Officer’s base salary is a fixed component of annual compensation for performing specific job duties and functions. Historically (prior to our initial public offering), the Board has established the annual base salary rate for each of the Named Executive Officers at a level necessary to retain the individual’s services, and reviews base salaries on an annual basis in consultation with the Chief Executive Officer (other than with respect to his own salary). The Board has historically made adjustments to the base salary rates of the Named Executive Officers upon consideration of any factors that it deems relevant, including but not limited to: (i) any increase or decrease in the executive’s responsibilities, (ii) the executive’s job performance, and (iii) the level of compensation paid to executives of other companies with which we compete for executive talent, as estimated based on publicly available information and the experience of members of the Board and our Chief Executive Officer.

As discussed above, in 2017 the Compensation Committee engaged Compensia to compare the base salary paid to Messrs. McClain and McMartin to the base salaries of similarly situated executives within our peer group. The Compensation Committee reviewed the base salaries of Messrs. McClain and McMartin, taking into account Compensia’s comparison, and increased each of their base salaries.

Following our initial public offering, base salaries are reviewed annually by our Compensation Committee. The Compensation Committee assesses the individual skills, performance, experience, responsibilities and time in position of each Named Executive Officer. Below are the 2018 annual base salaries for our named executive officers. Base salary for 2017 and 2018 is reported as of December 31 of each year.

Base Salary

Name	2018 Annual Base Salary	2017 Annual Base Salary
Mark McClain	$400,000	$350,000
Cam McMartin	$350,000	$300,000
Howard Greenfield	$350,000	$300,000

Annual Incentive Compensation and Process for Setting Performance Objectives

Our annual bonus awards have historically been subject to performance targets established annually by the Board. Following our initial public offering, our Compensation Committee began establishing performance targets with respect to our Named Executive Officers. As in prior years, the target bonus amounts (“target”) under our incentive plans for 2018 awards were based on a percentage of each executive’s base salary for 2018. Messrs. McClain and McMartin participate in our corporate bonus plan.

As discussed above, in 2017 the Compensation Committee engaged Compensia to compare the target annual incentive potentially payable to Messrs. McClain and McMartin to the target (and maximum) annual incentive bonus of similarly situated executives within our peer group. The Compensation Committee reviewed the target (and maximum) annual incentive bonus of Messrs. McClain and McMartin, taking into account Compensia’s comparison, and increased each of their target (and maximum) annual incentive bonuses. Effective July 1, 2018, target bonus percentage amounts were increased by the Compensation Committee for Mr. McClain, from 60% of his annual base salary to 100% of his annual base salary (with a maximum of 150% of his base salary), and Mr. McMartin from 50% of his annual base salary to 60% of his annual base salary (with a maximum of 90% of his base salary).

For 2018, non-GAAP operating income and new bookings were each weighted 50% towards the total bonus that could be potentially earned.

For the 2018 corporate bonus plan, the Compensation Committee changed the EBITDA metric used under our corporate bonus plan in 2017 to non-GAAP operating income. Non-GAAP operating income is calculated as income from operations on a GAAP basis excluding (i) stock-based compensation expense and (ii) amortization of acquired intangibles. The Compensation Committee believes that non-GAAP operating income, while still a non-GAAP measure, is an appropriate measure for our corporate bonus plan because our management uses non-GAAP operating income to clarify and enhance our understanding of past performance and future prospects. In addition, our management uses this non-GAAP financial measure to compare our performance to that of prior periods for trend analysis and for budgeting and planning purposes. This non-GAAP financial measure may not provide information that is directly comparable to that provided by other companies in our industry because they may calculate non-GAAP operating income differently than we do. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and exclude expenses that may have a material impact on our reported financial results. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

The definition of new bookings for purposes of our annual bonus plan is inclusive of bookings for (a) license agreements, both perpetual and term, and the related initial maintenance and (b) SaaS agreements. New bookings does not include (x) maintenance and SaaS renewal agreements and (y) professional services. Term license and SaaS agreements are generally multi-year arrangements. Our new bookings target assumed a three-year contract duration for all term licenses and SaaS agreements. The new bookings attainment calculation is based on the actual duration of contracted term license and SaaS agreements (but capped at three years for purposes of the attainment calculation). In addition, the initial maintenance portion of our new bookings target is based on an assumed ratio of standard and premium maintenance bookings, based on the historical mix of agreements. The actual attainment is based on the realized mix which can vary based on customer preferences in a given period.

In 2018, Mr. Greenfield participated in our sales incentive plan based solely upon new bookings. His target bonus was 100% of his base salary with no maximum.

The table below summarizes the metrics and targets under our corporate bonus plan and sales incentive plan:

AIP Metric	Weighting	Rigor of Target-Setting
Non-GAAP Operating Income	50%

In establishing non-GAAP operating income targets and minimum and maximum thresholds for 2018, as in prior years, the Compensation Committee reviewed key business drivers of non-GAAP operating income and the opportunities and risks for each of these drivers to establish rigorous threshold, target, and maximum non-GAAP operating income levels.

Non-GAAP operating income has no impact on payments under our sales incentive plan applicable to Mr. Greenfield.

New Bookings	50%

In setting the new bookings target and minimum and maximum thresholds for 2018, the Compensation Committee established a target that was greater than the new bookings necessary to achieve the Company’s target revenue for 2018. This separation was designed to ensure that plan participants were focused on strong first full year performance as a public company. The same new bookings goal is used under both our corporate bonus plan and sales incentive plan.

New bookings is the only metric used under our sales incentive plan applicable to Mr. Greenfield and represents 100% of the weighting for his bonus.

The following table provides the 2018 target multiple, as well as potential payments which could have been made upon the achievement of a threshold, target or maximum level of performance for each of our Named Executive Officers:

2018 Target Annual Incentive Opportunities

Name	1H 2018 / 2H 2018 Target Award (% of Base Salary)	2018 Threshold: 50% of Target Award ($) (1)	2018 Target: 100% of Target Award ($)	2018 Maximum: 150% of Target Award ($)
Mark McClain	60 / 100	$152,630	$305,260	$457,890
Cam McMartin	50 / 60	$90,041	$180,082	$270,123
Howard Greenfield (2)	100 / 100	N/A	$350,000	N/A

(1)	To the extent the non-GAAP operating income threshold is not achieved, no bonus is payable regardless of bookings performance.
(2)	Mr. Greenfield’s bonus is calculated by multiplying his personal commission rate by actual new bookings performance, with no minimum or maximum threshold performance level.

Mr. Greenfield’s bonus is tied solely to new bookings given his strategic importance to our worldwide sales team.

The bonuses for 2018 were paid following a year-end review of the applicable performance criteria. The actual bonus amounts paid to each Named Executive Officer for 2018 are as follows:

Name	Total Award Payout
Mark McClain	$228,945
Cam McMartin	$135,061
Howard Greenfield	$283,845

The award payout for Messrs. McClain and McMartin represents 75% of target bonus. The award payout for Mr. Greenfield represents 80.92% of target bonus. The Named Executive Officers generally must be employed on the date the awards are actually paid in order to receive payment.

Long-Term Equity-Based Awards

Our Long Term Incentive Plan (“LTIP”) provides for the grant of a variety of equity-based awards. The LTIP is intended to promote our long-term success and increase long-term stockholder value by attracting, motivating and retaining our non-employee directors, officers and employees. Additionally, to better align our executive officers’ long-term interests with those of our stockholders, the LTIP does not allow for the repricing of stock options after they are awarded unless approved by our stockholders.

We intend for a significant portion of our total compensation provided to our executive officers to consist of equity-based compensation. Prior to our initial public offering, we offered long-term incentives to our Named Executive Officers through stock option awards that were immediately exercisable for shares of restricted stock and through shares of restricted stock purchased by the Named Executive Officers, in each case subject to continued vesting. Some of the stock awards reported in the 2018 Outstanding Equity Awards at Year-End and 2018 Options Exercised and Stock Vested tables below were granted as stock options which were exercised for shares of restricted stock. In the event of a termination of employment prior to vesting or a termination due to cause, the restricted shares may be repurchased by us for an amount equal to the price paid by the executive to exercise the option or otherwise acquire the restricted share (or, if less, the fair market value of such shares).

Following our initial public offering, we began granting RSUs for which no purchase price was paid. Such awards do not provide for repurchase upon forfeiture. In addition, stock options granted in connection with and following our initial public offering are only exercisable following vesting and are not subject to later repurchase by the Company.

The RSUs granted in connection with and following our initial public offering vest and will be settled in shares of our common stock in four substantially equal annual installments beginning in the year following the year of grant (the first vesting date is roughly a year following the date of grant but may be slightly longer than a year to provide for vesting on dates likely to be in an open trading window to allow for transactions in vesting awards to cover any tax withholding). Stock options also vest over a four-year period. One-fourth of the stock option vests on the one-year anniversary of the date of grant and the remainder of the award vests in substantially equal monthly installments over the remaining three-year period.

Because the awards that were granted in 2017 in connection with our initial public offering were granted later in the year, the Compensation Committee determined that annual grants of equity would not begin until the first quarter of 2019. Accordingly, no equity awards were granted to our Named Executive Officers in 2018. As indicated above, Named Executive Officers will be granted equity based on a specified dollar amount where 50% of such amount will consist of RSUs and 50% will consist of stock options. Each RSU is valued at our stock price (using a 30 day closing price average) and each stock option is valued at 50% of our stock price.

Stock Ownership Guidelines and Holding Requirements

The Compensation Committee has adopted stock ownership guidelines pursuant to which covered persons (including our Named Executive Officers) are prohibited from selling or disposing of any shares of our common stock unless and until the covered person holds an aggregate value of our common stock (or equivalents recognized under our policy) equal to, in the case of Mr. McClain, three times his annual base salary, and, in the case of our other Named Executive Officers, one times their annual base salary. Our guidelines also apply to our non-employee directors who are required to hold an aggregate value of our common stock (or equivalents recognized under our policy) equal to three times their annual cash retainer. Common stock owned directly or indirectly are considered under our guidelines. Unexercised stock options and unvested RSUs do not count towards ownership requirements. Covered persons may sell shares to pay the exercise price under stock options or satisfy tax withholding obligations with respect to equity awards generally without violating our guidelines. Covered persons are allowed five years to achieve the ownership requirement and are not prohibited from selling shares that would cause them to fall below their applicable threshold until that period has lapsed.

Insider Trading Policy; Prohibitions Against Hedging and Pledging

In addition to addressing other customary topics, our Insider Trading Policy prohibits company employees, directors and officers from engaging in certain transactions, including transactions in company or subsidiary debt securities, short sales of company securities, publicly-traded options, any hedging transactions and margin accounts and pledged securities. This policy does not allow for any exception (e.g., waivers that provide for pre-clearance or pre-approval) to the above provisions.

Other Benefits

Retirement and Health and Welfare — We offer the same types of retirement, health and welfare benefits to all of our employees, including to our executive officers, as part of our total executive compensation package. Our programs are designed to be competitive and cost-effective. It is our objective to provide core benefits, including medical, retirement, life insurance, and paid time off to all our employees and executive officers. Benefits programs are reviewed on a periodic basis by comparing against companies with which we directly compete, reviewing published survey information, and obtaining advice from various third-party benefits consultants.

We currently maintain a retirement plan intended to provide benefits under Section 401(k) of the Internal Revenue Code where employees, including our Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. We do not provide matching or profit-sharing contributions under the plan.

Employee Stock Purchase Plan — In addition to the LTIP, we sponsor an Employee Stock Purchase Plan (the “ESPP”). The ESPP provides eligible employees with the opportunity to purchase shares of our common stock conveniently through periodic payroll deductions at a reduced price. The ESPP is generally intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code and, therefore, is open to employees generally.

Severance Pay Plan — On November 6, 2018, our Board adopted the Severance Pay Plan pursuant to which our senior leadership team of the Company, as identified by the Compensation Committee and including the Named Executive Officers, is eligible to receive certain severance benefits upon a qualifying termination of employment. Additional information regarding the Severance Pay Plan is set forth below under “Potential Payments upon Termination or Change in Control.”

Perquisites — It is our policy to not grant perquisites to our named executive officers as a matter of good practice, although the Compensation Committee reserves the right to grant perquisites in the future if it finds that doing so furthers its compensation goals and objectives.

Tax Deductibility of Certain Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of annual compensation paid to certain executives to $1 million. Currently, our annual incentive compensation and equity awards are not subject to the deduction limitations of Section 162(m) of the Internal Revenue Code due to a transition period applicable to issuers that have recently completed an initial public offering.

Compensation Risk Assessment

In accordance with the requirements of Item 402(s) of Regulation S-K, to the extent that risks may arise from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on us, we are required to discuss our policies and practices for compensating our employees (including our employees that are not Named Executive Officers) as they relate to our risk management practices and risk-taking incentives. We have determined that our compensation policies and practices for our employees, including our Named Executive Officers, are not reasonably likely to have a material adverse effect on us. Our Compensation Committee routinely assesses our compensation policies and practices and takes this consideration into account as part of its review.

Compensation Committee Report

The following report of the Compensation Committee of the Board does not constitute soliciting material and should not be deemed filed or incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

William G. Bock, Chair

Heidi M. Melin

Important Note Regarding Compensation Tables

The following compensation tables have been prepared pursuant to SEC rules. Although some amounts (e.g., salary and non-equity incentive plan compensation) represent actual dollars paid to an executive, other amounts are estimates based on certain assumptions about future circumstances (e.g., payments upon termination of an executive’s employment) or they may represent dollar amounts recognized for financial statement reporting purposes in accordance with accounting rules, but do not represent actual dollars received by the executive (e.g., dollar values of stock awards and option awards). The footnotes and other explanations to the Summary Compensation table and the other tables herein contain important estimates, assumptions and other information regarding the amounts set forth in the tables and should be considered together with the quantitative information in the tables.

Executive Compensation Tables

The following table sets forth information regarding compensation for each of our Named Executive Officers for fiscal years 2016 through 2018, to the extent that the executive was a named executive officer for such year.

2018 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus ($)(d)		Stock Awards ($)(e)		Option Awards ($)(f)	Non-Equity Incentive Plan Compensation ($)(g)(1)	Total ($)(j)
Mark McClain,	2018	$375,000	$—		$—		$—	$228,945	$603,945
Chief Executive Officer	2017	$330,000	$—		$3,253,110	(2)	$1,076,000	$214,914	$4,874,024
	2016	$307,500	$22,554		$—		$—	$96,769	$426,823
Cam McMartin,	2018	$325,000	$—		$—		$—	$135,061	$460,061
Chief Financial Officer (3)	2017	$287,500	$100,000		$1,411,694	(4)	$538,000	$158,433	$2,495,627
Howard Greenfield,	2018	$350,000	$10,575	(6)	$—		$—	$283,845	$644,420
Chief Revenue Officer (5)	2017	$300,000	$—		$1,266,197	(7)	$600,893	$295,892	$2,462,982
	2016	$235,000	$25,100		$32,656		$32,656	$240,223	$565,635

(1)

With respect to fiscal year 2018 amounts, reflects amounts for services provided in fiscal year 2018 pursuant to our annual cash incentive programs, which were paid to our Named Executive Officers during the first quarter of 2019. Messrs. McClain and McMartin participate in our corporate bonus plan. Mr. Greenfield participates in our sales incentive plan.

(2)

Amounts reported reflect a modification of outstanding restricted stock awards to convert performance vesting conditions to service based vesting conditions in connection with our initial public offering. Pursuant to FASB ASC Topic 718 and SEC rules, the full grant date fair value of the award on the date of modification is reportable, resulting in an additional $2,053,110 associated with equity awards previously granted in 2014.

(3)	Mr. McMartin was not a named executive officer during 2016, and therefore, this table does not provide compensation data for him for 2016.

(4)

Amounts reported reflect a modification of outstanding restricted stock awards to convert performance vesting conditions to service based vesting conditions in connection with our initial public offering. Pursuant to FASB ASC Topic 718 and SEC rules, the full grant date fair value of the award on the date of modification is reportable, resulting in an additional $811,694 associated with equity awards previously granted in 2014.

(5)	Mr. Greenfield was promoted to Chief Revenue Officer in October 2017. Prior to that time he was SVP of Worldwide Sales.
(6)	Amount reported represents a discretionary bonus awarded to Mr. Greenfield.
(7)

Amounts reported reflect a modification of outstanding restricted stock awards to convert performance vesting conditions to service based vesting conditions in connection with our initial public offering. Pursuant to FASB ASC Topic 718 and SEC rules, the full grant date fair value of the award on the date of modification is reportable, resulting in an additional $716,201 associated with equity awards previously granted in 2014.

2018 Grants of Plan Based Awards

The following table reflects annual incentive plan awards granted to each of our Named Executive Officers in 2018.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name (a)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
Mark McClain	$152,630	$305,260	$457,890
Cam McMartin	$90,041	$180,082	$270,123
Howard Greenfield	N/A	$350,000	N/A

(1)

The amounts in columns (c), (d), and (e) represent the threshold, target and maximum payment levels with respect to the 2018 annual cash incentive awards under our annual incentive plan arrangements. Actual bonus payouts for 2018, which were made in March 2019, are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Our annual incentive plans are described in greater detail above in our Compensation Discussion and Analysis. With respect to our annual incentive plans, the treatment of awards, in the event of certain terminations of employment and/or upon the occurrence of a change in control, is described below under “Potential Payments Upon Termination or Change in Control.”

2018 Outstanding Equity Awards at Year End

The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2018.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#)(b)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(c)		Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(h)(3)
Mark McClain	54,166	145,834	(4)	$12.00	11/16/2027	134,375	(5)	$3,156,469
						75,000	(5)
Cam McMartin	27,083	72,917	(4)	$12.00	11/16/2027	53,125	(6)	$1,247,906
						37,500	(6)
Howard Greenfield	23,333	16,667	(7)	$1.36	4/29/2026	46,875	(8)	$1,101,094
	24,826	66,840	(4)	$12.00	11/16/2027	34,374	(8)	—

(1)

Because the stock options granted to our Named Executive Officers prior to our initial public offering were immediately exercisable, this column reflects the number of options held by Mr. Greenfield that were exercisable and vested as of December 31, 2018. The treatment of these awards upon certain termination and change in control events is described below under “— Additional Narrative Disclosure — Potential Payments upon Termination or Change in Control.”

(2)

The stock awards reported in this column are subject to time-based vesting conditions. The stock awards granted prior to our initial public offering were originally granted as shares of restricted stock subject to continued vesting conditions and a substantial risk of forfeiture. Our Named Executive Officers paid a purchase price of $0.0517 per share to purchase the shares. In the event the shares are eventually forfeited, we will repay the executive his $0.0517 per share purchase price. The RSUs granted in connection with our initial public offering do not have a repurchase price associated with forfeiture. The treatment of these awards upon certain termination and change in control events is described below under “— Additional Narrative Disclosure — Potential Payments upon Termination or Change in Control.”

(3)

Calculated based on the fair market value of our common stock on December 31, 2018, which was $23.49 per share. This value includes the exercise price of $0.0517 per share previously paid by each Named Executive Officer with respect to the following number of shares for each Named Executive Officer: Mr. McClain 134,375, Mr. McMartin 53,125 and Mr. Greenfield 46,875.

(4)	Represents stock options granted in connection with our initial public offering vesting in substantially equal monthly installments (of 1/48th of the original award) through November 16, 2021.
(5)

134,375 shares of restricted stock vested on January 15, 2019. The remaining 75,000 shares are RSUs granted in connection with our initial public offering that will vest and be settled in three substantially equal annual installments on November 20, 2019, 2020 and 2021. The treatment of these awards upon certain termination and change in control events is described below under “— Additional Narrative Disclosure — Potential Payments upon Termination or Change in Control.”

(6)

53,125 shares of restricted stock vested on January 15, 2019. The remaining 37,500 shares are unvested RSUs granted in connection with our initial public offering that will vest and be settled in three substantially equal annual installments on November 20, 2019, 2020 and 2021. The treatment of these awards upon certain termination and change in control events is described below under “— Additional Narrative Disclosure — Potential Payments upon Termination or Change in Control.”

(7)

Because all stock options granted to our Named Executive Officers prior to our initial public offering were immediately exercisable, this amount reflects the number of options subject to time-based vesting held by Mr. Greenfield that were exercisable but unvested as of December 31, 2018. 6,667 unvested options vest monthly in substantially equal installments (of 1/48th of the original award) through April 29, 2020. Of the remaining 10,000 stock options, 5,000 vested on January 15, 2019, and the remaining will vest on January 15, 2020. The treatment of these awards upon certain termination and change in control events is described below under “— Additional Narrative Disclosure — Potential Payments upon Termination or Change in Control.”

(8)

46,875 shares of restricted stock vested on January 15, 2019. The remaining 34,374 shares are unvested RSUs granted in connection with our initial public offering that will vest and be settled in three substantially equal annual installments on November 20, 2019, 2020 and 2021. The treatment of these awards upon certain termination and change in control events is described below under “— Additional Narrative Disclosure — Potential Payments upon Termination or Change in Control.”

2018 Option Exercises and Stock Vested

The table below sets forth information regarding the outstanding awards under our LTIP held by named executive officers which vested during 2018. None of the Named Executive Officers exercised any stock options during the 2018 year.

Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Mark McClain	260,157	2,720,133
Cam McMartin	105,469	1,137,992
Howard Greenfield	93,491	1,014,397

(1)

The number of shares acquired is reported on a gross basis. We withheld the necessary number of shares of common stock in order to satisfy withholding taxes from stock awards, thus the named executive officers actually received a lower number of shares of our common stock than the numbers reported in this table.

(2)

The value realized on vesting is calculated based upon the applicable closing market price of the number of shares acquired (on a gross basis) on the applicable vesting date for each award. It does not represent cash amounts received.

No Pension Benefits or Nonqualified Deferred Compensation Plan

We do not sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans nor a nonqualified deferred compensation plan.

Potential Payment Upon Termination or Change in Control

Our Named Executive Officers are entitled to payments, benefits, and accelerated vesting of certain equity awards upon a termination of employment under certain circumstances and, in certain limited cases, additional equity may vest if such termination is following a change in control. These potential payments and benefits are provided pursuant to the terms of our Severance Pay Plan. We believe our Severance Pay Plan is an important retention for us as a component of our overall executive compensation program. It helps attract and retain skilled professionals in our industry, and allows management to focus its attention and energy on our business without any distractions regarding the effects of any potential change in control. We do not provide tax gross-ups upon a change in control.

The following paragraphs describe the termination entitlements under the terms of our Severance Pay Plan. The subsequent tables quantify the future potential benefits payable pursuant to our Severance Pay Plan upon qualifying terminations.

Unless otherwise specified in an individual participation agreement, upon a termination without “Cause” or, in the case of Mr. McClain, a resignation for “Good Reason,” that does not occur during the “Protection Period,” a participant in the Plan will be eligible to receive the following benefits:

•	a lump sum cash payment equal to 50% of such person’s annual base salary (or 100% of annual base salary for Mr. McClain); and

•

continuation coverage for the individual and his or her spouse and eligible dependents under our group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for six months (or twelve months for Mr. McClain) at active employee rates, unless such coverage is earlier terminated in accordance with the terms of the Plan.

Unless otherwise specified in an individual participation agreement, upon a termination without Cause or a resignation for Good Reason during the period beginning three months prior to a “Change in Control” and ending on the one-year anniversary following such Change in Control (the “Protection Period”), then the participant will be eligible to receive the following benefits

•	a lump sum cash payment equal to 100% of such person’s annual base salary (or 150% of annual base salary for Mr. McClain);

•

continuation coverage for the individual and his or her spouse and eligible dependents under our group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for twelve months (or eighteen months for Mr. McClain) at active employee rates, unless such coverage is earlier terminated in accordance with the terms of the Plan; and

•

accelerated vesting of all outstanding equity compensation awards, with performance-based awards vesting at the greater of actual performance as of the date of the termination of employment or target performance.

“Cause” means a termination following a vote of either the Board for Mr. McClain or the Compensation Committee for our other Named Executive Officers to dismiss the employee due to his or her (a) conviction of a felony; (b) engagement in any other act of fraud, intentional misrepresentation, moral turpitude, misappropriation or embezzlement, illegality or unlawful harassment which would materially adversely affect our business or reputation or would expose us to a risk of material civil or criminal legal damages, liabilities or penalties; (c) repeated willful failure to follow the reasonable directives of the Board in connection with our business affairs; (d) material breach or violation of any material agreement with us or our policies; or (e) willful and deliberate non-performance of duty; provided, however, that any termination under clauses (c), (d) or (e) will be subject to a thirty-day cure period.

“Good Reason” means that, after complying with certain notification and cure periods, the employee resigns from employment after we, without the employee’s prior written consent, either: (a) reduce the employee’s base salary in any material respect (other than certain across-the-board salary reductions); (b) fail to pay any material incentive compensation to which the employee is actually entitled under a written agreement; (c) make a material reduction in the employee’s job responsibilities so as to constitute a de facto demotion (other than a mere change in title or reporting relationship in connection with a change in control); or (d) relocate the employee’s principal place of work outside of a 25-mile radius of the employee’s current principal place of work without the employee’s prior written approval.

“Change in Control” means (a) the acquisition of more than 50% of the total fair market value or total voting power of the Company by any person or group; (b) the acquisition of 30% or more of the total voting power of the Company by any person or group or a change in the majority of the members of our Board, in each case, in any 12-month period; or (c) the acquisition of 40% or more of the total gross fair market value of all the assets of the Company by any person or group in any 12-month period. The Severance Pay Plan incorporates the definition of Change in Control used in our LTIP, which definition is intended to constitute a change in the ownership, effective control or substantial portion of our assets within the meaning of Section 409A of the Internal Revenue Code.

Potential Termination and Change in Control Benefits Table

The following table illustrates an estimated amount of compensation or other benefits potentially payable to each of our Named Executive Officers that are triggered upon termination of such executive’s employment under various scenarios. We have assumed that all salary payments or any expenses the executive may be due have been paid currently. Any amount ultimately received will vary based on a variety of factors, including the reason for such executive’s termination of employment, the date of such executive’s termination of employment, and the executive’s age upon termination of employment. The amounts shown assume that such termination was effective as of December 31, 2018, and, therefore, are estimates of the amounts that would have been paid to such executives upon their termination. Actual amounts to be paid can only be determined at the time of such executive’s termination from the company.

		No Change in Control		Change in Control (1)
	Voluntary Termination ($)	For Cause Termination ($)	Termination Without Cause or for Good Reason (2) ($)	For Cause Termination ($)	Termination Without Cause or for Good Reason ($)	Death ($)	Disability ($)
Mark McClain
Cash Severance (3)	$0	$0	$400,000	$0	$600,000	$0	$0
Unvested Equity (4)	$0	$0	$0	$0	$6,586,904	$0	$0
Medical Benefits (5)	$0	$0	$17,970	$0	$26,956	$0	$0
Estimated Total	$0	$0	$417,970	$0	$7,213,860	$0	$0
Cam McMartin
Cash Severance (3)	$0	$0	$175,000	$0	$350,000	$0	$0
Unvested Equity (4)	$0	$0	$0	$0	$2,963,851	$0	$0
Medical Benefits (5)	$0	$0	$6,252	$0	$12,505	$0	$0
Estimated Total	$0	$0	$181,252	$0	$3,326,356	$0	$0
Howard Greenfield
Cash Severance (3)	$0	$0	$175,000	$0	$350,000	$0	$0
Unvested Equity (4)	$0	$0	$0	$0	$3,042,971	$0	$0
Medical Benefits (5)	$0	$0	$12,476	$0	$24,951	$0	$0
Estimated Total	$0	$0	$187,476	$0	$3,417,922	$0	$0

(1)

As provided by the Severance Pay Plan, all unvested equity-based awards vest in connection with a change in control only if the Named Executive Officer is terminated within the Protection Period without Cause or for Good Reason.

(2)	Only Mr. McClain is entitled to benefits upon a termination for Good Reason outside of the Protection Period.
(3)	Calculation of benefits for various termination scenarios is described in the narrative preceding this table.
(4)

Values are calculated based on the closing price of our common stock of $23.49 on December 31, 2018. The value for the acceleration of stock option awards is calculated as the difference between the closing price of our common stock of $23.49 on December 31, 2018 and the exercise price per share of the award multiplied by the number of shares vesting.

(5)

Calculated based on the premiums payable to elect benefit continuation coverage by the Named Executive Officer pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, (COBRA) for six or twelve months, as applicable, and for the actual level of group medical, dental and vision coverage in effect as of December 31, 2018.

DIRECTOR COMPENSATION

2018 Director Compensation Program

The Compensation Committee is responsible for recommending to the Board the form and amount of compensation for non-employee directors.

For 2018, our non-employee directors were entitled to receive a cash retainer and committee and chairmanship fees payable in cash on a quarterly basis and an annual award of RSUs as provided below:

Annual cash retainer	$30,000
Additional annual cash retainer for the Chairman of the Board	$20,000
Additional annual cash retainer for Chairman of the Audit Committee	$20,000
Additional cash retainer for members of the Audit Committee	$10,000
Additional cash retainer for the Chairman of the Compensation Committee	$12,000
Additional annual cash retainer for members of the Compensation Committee	$6,000
Additional annual cash retainer for Chairman of the Nominating and Corporate Governance Committee	$7,500
Additional cash retainer for members of the Nominating and Corporate Governance Committee	$3,750
Annual cash retainer for Chairman of the Cybersecurity Committee	$10,000
Annual cash retainer for members of the Cybersecurity Committee	$5,000
Annual equity retainer of RSUs	$170,000

The Compensation Committee has adopted stock ownership guidelines pursuant to which covered persons (including our non-employee directors) are prohibited from selling our disposing of any shares of our common stock unless and until the covered person holds an aggregate value of our common stock (or equivalents recognized under our policy) equal to, in the case of our non-employee directors, three times their annual cash retainer for service on the Board. Common stock owned directly or indirectly are considered under our guidelines but unvested RSUs do not count toward the ownership requirement. Covered persons are allowed five years to achieve the ownership requirement and are not prohibited from selling shares that would cause them to fall below their applicable threshold until that period has lapsed.

The following table reflects information regarding our director compensation for the fiscal year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)	Unit Awards (1)	Total ($)
Marcel Bernard (2)	$28,875	$241,618	$270,493
William G. Bock	$56,556	$154,525	$211,081
Seth Boro (3)	$29,833	$154,525	$184,358
James M. Pflaging	$47,486	$154,525	$202,011
Michael Sullivan	$53,222	$154,525	$207,747
Kenneth (Chip) J. Virnig, II	$43,388	$154,525	$197,913

(1)

Reflects the aggregate grant date fair value of the 5,941 RSUs granted to each of the non-employee directors, computed in accordance with FASB ASC Topic 718, determined without regard to forfeitures. See Note 2 to our audited consolidated financial statements in our 2018 Annual Report on Form 10-K for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards. Messrs. Bock, Pflaging, Sullivan and Virnig each held 5,941 unvested RSUs as of December 31, 2018. 5,145 shares under Mr. Virnig’s unvested RSUs were accelerated in connection with his resignation from the Board in March 2019.

(2)

Mr. Bernard is an operating partner of, but not an employee of, Thoma Bravo, its affiliates or the Thoma Bravo Funds. Mr. Bernard may be considered an independent contractor of Thoma Bravo and may have business or investment activities unrelated to Thoma Bravo. Mr. Bernard resigned as a director in September 2018, at which time 3,270 RSUs were forfeited and the vesting of the remaining 2,644 RSU’s vesting was accelerated resulting in an accounting modification of $87,093. Due to SEC reporting rules, Mr. Bernard’s “Unit Awards” column reports both the original grant of 5,941 RSUs (with a value of $154,525) plus the modification associated with the accelerated vesting of 2,644 of those RSUs.

(3)

Mr. Boro did not stand for re-election to the Board at our 2018 Annual Meeting of Stockholders. On August 7, 2018, a 2018 annual award of 5,941 RSUs was granted to Messrs. Bernard, Bock, Boro, Pflaging, Sullivan and Virnig. Such award will become vested and nonforfeitable on May 2, 2019, subject to the director’s continued services; provided, however, to the extent the term of a director’s service ended at our annual meeting of stockholders in 2018, the director would receive a portion of the award prorated to reflect his service on the Board for the period beginning June 17, 2018 and ending on the date of our annual meeting of stockholders in 2018. Consequently, a prorated portion of Mr. Boro’s August 7, 2018 RSU award (2,644 RSUs) vested on November 6, 2018 and the remaining portion of the award was forfeited.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the section titled “Executive Compensation,” the following is a description of each transaction since January 1, 2018, and each currently proposed transaction, in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or is expected to exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

In 2018, we engaged in ordinary sales transactions of $509,180 and ordinary purchase transactions of $134,204 with entities affiliated with Thoma Bravo.

Registration Rights

Certain registration rights are provided for under the terms of our Registration Rights Agreement, dated as of September 8, 2014 (as amended on December 21, 2018, the “Registration Rights Agreement”), by and among (i) the Company, (ii) certain funds of Thoma Bravo, (iii) Mr. McClain, Mr. Cunningham, McClain Charitable Remainder Unitrust, Maryanne Cunningham, Mr. McMartin, Thomas Beck, Christopher Gossett, David Crow, Jeffrey Larson, Troy Donley and Marty Frederickson, and (iv) other persons who have become signatories to the agreement subsequent to September 8, 2014. Pursuant to the Registration Rights Agreement, we have agreed to pay all registration expenses (other than underwriting discounts and commissions and subject to certain limitations set forth therein) of the holders of the shares registered pursuant to the registrations described below. The registration rights will be subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in an underwritten offering and our right to delay or withdraw a registration statement under certain circumstances.

Pursuant to the Registration Rights Agreement, we have agreed to not publicly sell or distribute any securities during the period beginning on the date of the notice of a requested demand registration and ending 90 days after the first effective date of any underwritten registration effected pursuant to the registrations described below (except pursuant to registrations on Form S-4, Form S-8 or any successor form), unless the underwriters managing the offering otherwise agree to a shorter time period applicable to both holders of the Investor Registrable Securities (as defined therein and which include shares of our common stock held by the Thoma Bravo Funds) and to the Company.

Pursuant to the Registration Rights Agreement, the holders of a majority of the outstanding Investor Registrable Securities (the “Initiating Holders”) are entitled to request (i) three Long-Form Registrations (as defined therein), subject to certain timing restrictions, (ii) an unlimited number of Long-Form Registrations in which the requesting parties shall pay their pro rata share of the registration expenses and (iii) an unlimited number of Short-Form Registrations (as defined therein). In addition, with the consent of the Initiating Holders, the other parties to the Registration Rights Agreement may include their Registrable Securities in a Long-Form Registration or Short-Form Registration. We did not exercise our right under the Registration Rights Agreement to delay the offering completed in August 2018 even though such offering was less than 180 days after the effective date of the registration statement for the offering completed in May 2018.

If at any time we propose to register the offer and sale of shares of our common stock under the Securities Act (other than pursuant to a Long-Form Registration or Short-Form Registration under the Registration Rights Agreement, or a registration on Form S-4, Form S-8 or any successor form), then we must notify the holders of Registrable Securities of such proposal to allow them to include a specified number of their shares of our common stock in such registration, subject to certain marketing and other limitations.

Registrable Securities shall cease to be Registrable Securities when such securities become eligible for sale pursuant to Rule 144 under the Securities Act without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement. The Registration Rights Agreement will terminate when no shares of Registrable Securities remain outstanding.

Limitation of Liability and Indemnification of Officers and Directors

Our charter and bylaws contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our Company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (“DGCL”); or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, our bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws also provide that we must advance expenses incurred by or on behalf of a director or executive officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our charter and bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Board.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Policies and Procedures for Related Party Transactions

The Board has adopted a formal written policy providing that the Audit Committee will be responsible for reviewing “related party transactions,” which are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships), to which we are a party, in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has, had or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our capital stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. In determining whether to approve or ratify any such transaction, the Audit Committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances and (ii) the extent of the related party’s interest in the transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of the Record Date, for:

•	each of our current Named Executive Officers;

•	each of our current directors;

•	all of our current directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of common stock and sole voting and no investment power with respect to all shares of unvested restricted stock that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.

We have based our calculation of the percentage of beneficial ownership on 88,506,903 shares of our common stock outstanding as of the Record Date. We have deemed shares issuable pursuant to RSUs that vest within 60 days of the Record Date and shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of the Record Date to be outstanding and to be beneficially owned by the person holding the restricted stock unit or stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o SailPoint Technologies Holdings, Inc., 11120 Four Points Drive, Suite 100, Austin, Texas 78726.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Named Executive Officers and Directors
Mark McClain (1)	2,777,060	3.1%
Howard Greenfield (2)	143,673	*
Cam McMartin (3)	327,833	*
Juliette Rizkallah (4)	111,978	*
Andrew Kahl	0	*
William G. Bock (5)	99,296	*
Heidi M. Melin (6)	2,360	*
James M. Pflaging (7)	189,766	*
Michael J. Sullivan (8)	14,204	*
Tracey Newell (9)	957	*
All directors and executive officers as a group (10 people)	3,667,127	4.1%

Other 5% Stockholders
J.P. Morgan Chase & Co. (10)	7,361,578	8.3%
The Vanguard Group (11)	6,654,917	7.5%
AllianceBernstein L.P. (12)	6,470,890	7.3%
BlackRock, Inc. (13)	5,674,590	6.4%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)

Consists of 1,397,314 shares of common stock and 13,752 shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of the Record Date held directly by Mr. McClain, 1,185,994 shares of common stock held by the McClain Charitable Remainder Unitrust, 60,000 shares of common stock held by the McClain RHD 2015 Trust, 60,000 shares of common stock held by the McClain ADM 2015 Trust and 60,000 shares of common stock held by the McClain GMM 2015 Trust. Mr. McClain is a co-trustee for each of the McClain Charitable Remainder Unitrust, McClain RHD 2015 Trust, McClain ADM 2015 Trust and McClain GMM 2015 Trust. As such, Mr. McClain may be deemed to have shared voting and investment power with respect to all of the shares of common stock held by such trusts.

(2)	Consists of 143,673 shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of the Record Date held directly by Mr. Greenfield.
(3)

Consists of 295,368 shares of common stock and 32,465 shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of the Record Date held directly by Mr. McMartin.

(4)

Consists of 644 shares of common stock and 111,334 shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of the Record Date held directly by Ms. Rizkallah.

(5)	Consists of 93,355 shares of common stock and 5,941 shares of common stock issuable pursuant to RSUs that vest within 60 days of the Record Date held directly by Mr. Bock.
(6)	Consists of 2,360 shares of common stock issuable pursuant to RSUs that vest within 60 days of the Record Date held directly by Ms. Melin.
(7)

Consists of 11,763 shares of common stock and 5,941 shares of common stock issuable pursuant to RSUs that vest within 60 days of the Record Date held directly by Mr. Pflaging and 172,062 shares of common stock held by the MMJ Living Trust. Mr. Pflaging is a co-trustee of the MMJ Living Trust. As such, Mr. Pflaging may be deemed to have shared voting and investment power with respect to all of the shares of common stock and shared voting power but no investment power with respect to all of the shares of restricted stock held by the MMJ Living Trust.

(8)	Consists of 8,263 shares of common stock and 5,941 shares of common stock issuable pursuant to RSUs that vest within 60 days of the Record Date held directly by Mr. Sullivan.
(9)	Consists of 957 shares of common stock issuable pursuant to RSUs that vest within 60 days of the Record Date held directly by Ms. Newell.
(10)

Pursuant to a Schedule 13G filed on January 14, 2019, by J.P. Morgan Chase & Co. (“JPM”), JPM has sole voting power with respect to 6,935,544 shares, sole dispositive power with respect to 7,352,345 shares, shared voting power with respect to 0 shares and shared dispositive power with respect to 933 shares. The address for JPM is 270 Park Avenue, New York, New York 10017.

(11)

Pursuant to a Schedule 13G filed on February 12, 2019, by The Vanguard Group (“Vanguard”), Vanguard has sole voting power with respect to 142,285 shares, sole dispositive power with respect to 6,509,903 shares, shared voting power with respect to 8,632 shares and shared dispositive power with respect to 145,014 shares. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 136,382 shares of common stock as a result of its serving as the investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, is the beneficial owner of 14,535 shares of common stock as a result of its serving as the investment manager of Australian investment offerings.

(12)

Pursuant to a Schedule 13G filed on February 13, 2019, by AllianceBernstein L.P. (“AllianceBernstein”), AllianceBernstein has sole voting power with respect to 5,683,579 shares, sole dispositive power with respect to 6,415,995 shares, shared voting power with respect to 0 shares and shared dispositive power with respect to 54,895 shares. The address for AllianceBernstein is 1345 Avenue of the Americas, New York, New York 10105. AllianceBernstein is a majority owned subsidiary of AXA Equitable Holdings, Inc. and an indirect majority owned subsidiary of AXA SA (collectively with AXA Equitable Holdings, Inc., “AXA”). AllianceBernstein may be deemed to share beneficial ownership with AXA by virtue of 54,895 shares of common stock acquired on behalf of the general and special accounts of the affiliated entities for which AllianceBernstein serves as a subadvisor. Each of AllianceBernstein and AXA acquired their shares of common stock for investment purposes in the ordinary course of their investment management and insurance businesses.

(13)

Pursuant to a Schedule 13G filed on February 8, 2019, by BlackRock, Inc. (“BlackRock”), BlackRock has sole voting power with respect to 5,528,765 shares, sole dispositive power with respect to 5,674,590 shares, shared voting power with respect to 0 shares and shared dispositive power with respect to 0 shares. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee of the Board does not constitute soliciting material and should not be deemed filed or incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference.

Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Grant Thornton LLP (“Grant Thornton”), the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management and Grant Thornton the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2018. The Audit Committee has also discussed with Grant Thornton the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

The Audit Committee also received the written disclosures and the letter from Grant Thornton that are required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence and has discussed with Grant Thornton its independence. On the basis of the foregoing, the Audit Committee concluded that Grant Thornton is independent from the Company, its affiliates and management.

Based upon its review of the Company’s audited financial statements and the discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2018 be included in the Company’s Annual Report on Form 10-K for such fiscal year, which was filed with the SEC.

This report has been furnished by the members of the Audit Committee.

THE AUDIT COMMITTEE

Michael Sullivan, Chair

William G. Bock

James M. Pflaging

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports regarding ownership and changes in ownership of our common stock with the SEC and NYSE. These persons are also required by SEC regulation to furnish the Company with copies of all such reports they file. Based solely on our review of such reports and written representations from such reporting persons, we believe that all Section 16 reports were timely filed during fiscal year 2018 by our directors, executive officers and beneficial owners of more than 10% of our common stock.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy relating to the Company’s 2020 annual meeting of stockholders to be held in 2020 must be received by the Company at the principal executive offices of the Company no later than the close of business on December 6, 2019.

In accordance with our bylaws, stockholder proposals and director nominations that are not intended to be included in the Company’s proxy statement must be received, in writing, by the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the prior year’s annual meeting to be properly brought before an annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Thus, based on a 2020 annual meeting date no more than 30 days before nor more than 70 days after the first anniversary date of the 2019 Annual Meeting, if the Company does not receive notice of such a proposal or nomination between January 3, 2020 and February 2, 2020, it will be considered “untimely,” and the presiding officer at the annual meeting may properly use his or her discretionary authority to declare that such proposal or nomination was not properly brought before the meeting and therefore shall not be transacted.

Any matter so submitted must comply with the other provisions of our bylaws and be submitted in writing to the Secretary at the principal executive offices of the Company.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, to the knowledge of the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the Annual Meeting, please vote as soon as possible over the Internet or by telephone, or by completing and returning the enclosed proxy card, so that your shares are represented at the Annual Meeting.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. We make available free of charge on or through our Internet website, investors.sailpoint.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

We will provide, without charge, on the written request of any stockholder, a copy of our 2018 Annual Report on Form 10-K, including the financial statements and the financial statement schedules required to be filed with the SEC pursuant to Rule 13a-1. Stockholders should direct such requests to Mediant by e-mail at paper@investorelections.com, by telephone at (866) 648-8133 or online at www.investorelections.com/SAIL.

ANNUAL MEETING OF SAILPOINT TECHNOLOGIES HOLDINGS, INC.

Date:	Thursday, May 2, 2019
Time:	1:00 P.M. (Central Time)
Place:	Vinson & Elkins L.L.P., 2801 Via Fortuna, Suite 100, Austin, Texas 78746
See Voting Instruction on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only

The Board of Directors recommends a vote “FOR” the election of each of the director nominees in proposal 1, “FOR” proposal 2, and “1 YEAR” with respect to proposal 3.

1:	Election of Directors					Directors Recommend i
	Nominees:	For		Withhold

	01 Heidi M. Melin	☐		☐		“For”

	02 James M. Pflaging	☐		☐		“For”

		For	Against	Abstain

2:	Ratify the selection by the Audit Committee of our Board of Directors of Grant Thornton LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐		“For”
		1 year	2 years	3 years	Abstain	“1 Year”

3:	Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

4:	Conduct such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above
Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of SailPoint Technologies Holdings, Inc.

to be held on Thursday, May 2, 2019

for Holders as of March 5, 2019

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE
Go To		866-390-5387
www.proxypush.com/SAIL
• Cast your vote online. • View meeting documents.	OR	• Use any touch-tone telephone.
• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.
MAIL
OR • Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Mark McClain (Chief Executive Officer) and Christopher Schmitt (General Counsel), and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of SailPoint Technologies Holdings, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1, FOR PROPOSAL 2, AND 1 YEAR WITH RESPECT TO PROPOSAL 3.

PROXY TABULATOR FOR
SAILPOINT TECHNOLOGIES HOLDINGS, INC. P.O.
BOX 8016
CARY, NC 27512-9903

Revocable Proxy — SailPoint Technologies Holdings, Inc.

Annual Meeting of Stockholders

May 2, 2019 1:00 p.m. (Central Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Mark McClain (Chief Executive Officer) and Christopher Schmitt (General Counsel), and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of SailPoint Technologies Holdings, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1, FOR PROPOSAL 2, AND 1 YEAR WITH RESPECT TO PROPOSAL 3.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)